UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No.2)*

                           Angel Oak Mortgage REIT, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   03464Y108
             -----------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2024
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.03464Y108                     13G                    Page 2 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. # 36-3145972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                    Page 3 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       MS Capital Partners Adviser Inc.
       I.R.S. # 26-1506736
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, CO
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                    Page 4 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       NHTV Atlanta Holdings LP
       I.R.S. # 84-3753975
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       PN
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                    Page 5 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       MS Tactical Value Fund GP Inc.
       I.R.S. # 82-2010937
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       CO
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                    Page 6 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       MS Tactical Value Fund GP LP
       I.R.S. # 35-2592827
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       PN
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                    Page 7 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       North Haven Tactical Value Fund LP
       I.R.S. # 36-4866131
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       PN
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                    Page 8 of 13 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Project Atlanta GP LLC
       I.R.S. # 84-4304582
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             5,172,061
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       5,172,061
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,172,061
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       22.2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       OO
--------------------------------------------------------------------------------

CUSIP No.03464Y108                     13G                   Page 9 of 13 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Angel Oak Mortgage REIT, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  3344 PEACHTREE RD NE
                  SUITE 1725
                  ATLANTA GA 30326
                  UNITED STATES OF AMERICA
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  (1) Morgan Stanley
                  (2) MS Capital Partners Adviser Inc.
                  (3) NHTV Atlanta Holdings LP
                  (4) MS Tactical Value Fund GP Inc.
                  (5) MS Tactical Value Fund GP LP
                  (6) North Haven Tactical Value Fund LP
                  (7) Project Atlanta GP LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 1585 Broadway, New York, NY 10036
                  (2) 1585 Broadway, New York, NY 10036
                  (3) 1585 Broadway, New York, NY 10036
                  (4) 1585 Broadway, New York, NY 10036
                  (5) 1585 Broadway, New York, NY 10036
                  (6) 1585 Broadway, New York, NY 10036
                  (7) 1585 Broadway, New York, NY 10036
                  --------------------------------------------------------------
            (c)   Citizenship:

                  (1) Delaware.
                  (2) Delaware.
                  (3) Delaware.
                  (4) Delaware.
                  (5) Delaware.
                  (6) Delaware.
                  (7) Delaware.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  03464Y108
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] A non-U.S. institution in accordance with section 240.13d-1(b)(1)(ii)(J);

            (k) [ ] Group, in accordance with sections 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with sections 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Not Applicable

CUSIP No.03464Y108                     13G                  Page 10 of 13 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of  September 30, 2024.*

           (a) Amount beneficially owned:
           See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           See Exhibit 99.2

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           Not Applicable.

*  In Accordance with the Securities and Exchange Commission Release
No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

CUSIP No.03464Y108                     13G                  Page 11 of 13 Pages
--------------------------------------------------------------------------------

                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       November 14, 2024

Signature:  /s/ Christopher O'Hara
            --------------------------------------------------------------------

Name/Title: Christopher O'Hara/Authorized Signatory, Morgan Stanley
            --------------------------------------------------------------------
            MORGAN STANLEY


Date:       November 14, 2024

Signature:  /s/ Tia Lowe
            --------------------------------------------------------------------

Name/Title: Tia Lowe/Authorized Signatory,
            MS Capital Partners Adviser Inc.
            --------------------------------------------------------------------
            MS Capital Partners Adviser Inc.


Date:       November 14, 2024

Signature:  /s/ Tia Lowe
            --------------------------------------------------------------------

Name/Title: Tia Lowe/Authorized Signatory,
            NHTV Atlanta Holdings LP
            --------------------------------------------------------------------
            NHTV Atlanta Holdings LP


Date:       November 14, 2024

Signature:  /s/ Tia Lowe
            --------------------------------------------------------------------

Name/Title: Tia Lowe/Authorized Signatory,
            MS Tactical Value Fund GP Inc.
            --------------------------------------------------------------------
            MS Tactical Value Fund GP Inc.


Date:       November 14, 2024

Signature:  /s/ Tia Lowe
            --------------------------------------------------------------------

Name/Title: Tia Lowe/Authorized Signatory,
            MS Tactical Value Fund GP LP
            --------------------------------------------------------------------
            MS Tactical Value Fund GP LP


Date:       November 14, 2024

Signature:  /s/ Tia Lowe
            --------------------------------------------------------------------

Name/Title: Tia Lowe/Authorized Signatory,
            North Haven Tactical Value Fund LP
            --------------------------------------------------------------------
            North Haven Tactical Value Fund LP


Date:       November 14, 2024

Signature:  /s/ Tia Lowe
            --------------------------------------------------------------------

Name/Title: Tia Lowe/Authorized Signatory,
            Project Atlanta GP LLC
            --------------------------------------------------------------------
            Project Atlanta GP LLC


EXHIBIT NO.                        EXHIBITS                                 PAGE
-----------                        ----------                               ----

   99.1                       Joint Filing Agreement                          12

   99.2                       Item 7 Information                              13

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.03464Y108                     13G                   Page 12 of 13 Pages
--------------------------------------------------------------------------------

                       EXHIBIT NO. 99.1 TO SCHEDULE 13G
                            JOINT FILING AGREEMENT
              ---------------------------------------------------


                              November 14, 2024
              ---------------------------------------------------

              MORGAN STANLEY, MS Capital Partners Adviser Inc., NHTV Atlanta

              Holdings LP, MS Tactical Value Fund GP Inc., MS Tactical Value

              Fund GP LP, North Haven Tactical Value Fund LP and Project Atlanta

              GP LLC hereby agree that, unless differentiated, this Schedule 13G is filed on behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Christopher O'Hara
           ---------------------------------------------------------------------
           Christopher O'Hara/Authorized Signatory, Morgan Stanley

           MS Capital Partners Adviser Inc.

           BY: /s/ Tia Lowe
           ---------------------------------------------------------------------
           Tia Lowe/Authorized Signatory,
           MS Capital Partners Adviser Inc.

           NHTV Atlanta Holdings LP

           BY: /s/ Tia Lowe
           ---------------------------------------------------------------------
           Tia Lowe/Authorized Signatory,
           NHTV Atlanta Holdings LP

           MS Tactical Value Fund GP Inc.

           BY: /s/ Tia Lowe
           ---------------------------------------------------------------------
           Tia Lowe/Authorized Signatory,
           MS Tactical Value Fund GP Inc.

           MS Tactical Value Fund GP LP

           BY: /s/ Tia Lowe
           ---------------------------------------------------------------------
           Tia Lowe/Authorized Signatory,
           MS Tactical Value Fund GP LP

           North Haven Tactical Value Fund LP

           BY: /s/ Tia Lowe
           ---------------------------------------------------------------------
           Tia Lowe/Authorized Signatory,
           North Haven Tactical Value Fund LP

           Project Atlanta GP LLC

           BY: /s/ Tia Lowe
           ---------------------------------------------------------------------
           Tia Lowe/Authorized Signatory,
           Project Atlanta GP LLC


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.03464Y108                     13G                   Page 13 of 13 Pages
--------------------------------------------------------------------------------

                                 EXHIBIT NO. 99.2
                                ------------------

                                ITEM 7 INFORMATION


             The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

     MS Capital Partners Adviser Inc. and MS Tactical Value Fund GP Inc.,

     each wholly-owned subsidiaries of Morgan Stanley as well as MS Tactical

     Value Fund GP LP, North Haven Tactical Value Fund LP, NHTV Atlanta

     Holdings LP and by Project Atlanta GP LLC.